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                                  Exhibit 21.1

                                  Subsidiaries

1.       Family Safety Products, Inc., a Georgia corporation.

2.       American Consumer Products, Inc., a Delaware corporation.

3.       Alabaster Industries, Inc., an Delaware corporation.

4.       Intelock Technologies, Inc., a California corporation.

5.       Promotional Marketing, Inc., a Delaware corporation.